FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WEATHERFORD INTERNATIONAL, LLC
This First Amended and Restated Limited Liability Company Agreement (this "Agreement") of Weatherford International, LLC, a Delaware limited liability company (the "Company"), is adopted and entered into by Weatherford Worldwide Holdings GmbH, a Swiss limited liability company, as the sole member of the Company (the "Sole Member"), together with any person (including an entity), admitted to the Company as a member of the Company pursuant to this Agreement, any such person, a "Member") effective as of the 10th day of May 2023 (the "Effective Date").

The Company was formerly incorporated in the State of Delaware as a corporation under the name Weatherford International, Inc. (the "Corporation"). The Certificate of lncorporation was filed on July 17, 1980, with the Secretary of State of the State of Delaware.

On March 28, 2013, the board of directors and the sole stockholder of the Corporation adopted a resolution and written consent, respectively, adopting and approving the conversion of the Corporation to a limited liability company (the "Conversion"), organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the "Act").

In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the effective date hereof is the Sole Member, hereby determines as follows:

ARTICLE I
ORGANIZATION OF THE COMPANY

1.Formation.

Weatherford International, LLC is a limited liability company organized under the Act, as amended and restated from time to time. The Certificate of Conversion and the Certificate of Formation were filed on March 28, 2013 and effective as of March 31, 2013 (the "Certificate").

2.Name.

The name of the Company is Weatherford International, LLC. All business of the Company shall be conducted under the name and title to all property, real, personal or mixed, owned by or leased to the Company shall continue to be held in such name. Notwithstanding the preceding sentence, the Member(s) may change the name of the Company or adopt such trade or fictitious names as it may determine.

3.Purposes and Permitted Activities.

The purposes of the Company are to engage in any business or activity that is not forbidden by the law of the jurisdiction in which the Company engages in that business or activity.

4.Powers.

Subject to all of the provisions of this Agreement, the Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

5.Term.

The term of the Company (in the form of a corporation) commenced on July 17, 1980 when the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State and such term was not interrupted by the Conversion. The Company continues in existence from such date as the same entity and the term of the Company shall be perpetual, unless it is dissolved sooner in accordance with Section 26(a). Notwithstanding the dissolution of the Company, the existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation in accordance with the Act.

6.Fiscal Year.

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

7.Principal Office.

The principal business office of the Company shall be located at such location as may be determined from time to time by the Member.

8.Registered Office.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

9.Member.

The name and business or mailing address of the Member of the Company is as follows:

Member	Units of Limited Liability Company Interest	Percentage of Limited Liability Company Interests
Weatherford Worldwide Holdings GmbH Weststrasse 1 Baar 6340, Switzerland	100	100%
10.Membership Interests.

(a)A "Membership Interest" in the Company shall mean a limited liability company interest and all rights, powers, and obligations possessed by a member of a limited liability company under the Act. Any person to whom all or part of a Membership Interest is transferred shall become a member of the Company within the meaning of the Act (a "Member") upon such a transfer. Alternatively, a person or entity may become a Member upon the approval of all of the Members of the Company. A person shall cease to be a Member when all of such person's Membership Interest has been conveyed to another person.

(b)The membership interests of the Company shall be represented by and issued in, unit increments (each, a "Unit" and collectively, the "Units"). The Company is hereby authorized to issue an unlimited number of units to its Members.

(c)Any membership interest m, or Units of, the Company shall not be represented by certificates.

(d)The Company shall maintain books for the purpose of registering the transfer of membership interests or Units of, the Company.

11.Pledgee's Rights; Membership Interests to be General Intangibles.

(a)Notwithstanding anything contained herein to the contrary, each Member shall be permitted to pledge or hypothecate any or all of its membership interests of the Company, including all economic rights, control rights and status rights of such Member, to any lender to the Company or any affiliate of the Company or to any agent acting on such lender's behalf, and any transfer of such membership interests pursuant to any such lender's (or agent's) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, subject to the terms of the financing giving rise to any pledge or hypothecation of a Member's membership interests, the lender (or agent) shall have the right, to the extent set forth in the applicable pledge or hypothecation agreement, and without further approval of any Member and without becoming a member or replacing such Member (unless such lender (or agent) elects to become a member or replace such Member), to exercise the membership voting rights of such Member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, to the extent set forth in the applicable pledge or hypothecation agreement, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall, if it so elects, become a Member under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management and/or conduct of the business and affairs of the Company, require access to information concerning the Company's transactions, and copy any of the Company's records, and shall be bound by all of the obligations, of such Member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise ofremedies, such Member shall cease to be a member and shall have no further rights or powers under this Agreement. The execution and delivery of this Agreement by the Member shall constitute any necessary approval of the Member under the Act to the foregoing provisions of this Section 11.
(b)So long as any pledge or hypothecation of any Unit is in effect, the Company shall not elect that its membership interests becomes governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the consent of all piedgees of such membership interests or the delivery of any applicable limited liability company certificate or control agreement necessary to perfect each such pledgee's interests in the applicable membership interests.

(c)This Section 11 may not be amended or modified so long as any Unit is subject to a pledge or hypothecation without the pledgee's (or the transferee of such pledgee's) prior written consent. Each recipient of a pledge or hypothecation of any Membership Interest shall be a third-party beneficiary of the provisions of this Section 11.

12.Withdrawal by Member.

A Member of the Company may withdraw or resign as a member of the Company at any time.

13.Capital Contribution.
The Member’s capital in the Company existing at the effective date of the Conversion shall continue to be the Member’s capital in the Company.

14.Additional Contributions.
No Member is required to make any capital contribution to the Company. However, a Member may make additional capital contributions to the Company at any time upon the written consent of such Member.

15.Distributions.

The Company shall make cash distributions to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

16.Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

17.Company Books and Records.
The Secretary (or such other officer of the Company as determined herein or as the Member may from time to time determine) will maintain and preserve during the term of the Company all books, certificates, records and relevant Company documents.

18.Member Management.

In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the law of the State of Delaware. The Member has the authority to bind the Company. The Member may appoint or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such person (who may be designated an officer or authorized person of the Company) or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate. Notwithstanding any provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without the consent of any other person or entity.

19.Officers.

(a)Appointment and Tenure.

(i)The Member may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company and may delegate to any officer any of the Member's powers under this Agreement, including, without limitation, the power to bind the Company.

(ii)The officers of the Company shall be comprised of one or more individuals designated from time to time by the Member. No officer need be a resident of the State of Delaware. Each officer shall hold his or her offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Member. Any number of offices may be held by the same individual. The salaries or compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

(iii)The officers of the Company may consist of a president, a secretary and a treasurer. The Member may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Member may designate such other officers and assistant officers with any titles as the Member shall deem necessary.

(b)Removal. Any officer may be removed as such at any time by the Member, either with or without cause, in the sole discretion of the Member.

(c)President. The president, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Members and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Member.

(d) Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Member, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Member may from time to time prescribe.

(e)Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Member may from time to time prescribe. The assistant secretaries, if any are designated, in the order of their seniority, unless otherwise determined by the Member, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Member may from time to time be prescribed.

(f)Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company's funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Member. The treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render the president and the Member, when so directed, an account of all his or her transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Member may from time to time prescribe. If required by the Member, the treasurer shall give the Company a bond of such type, character and amount as the Member may require. The assistant treasurers, if any are designated, in the order of seniority, unless otherwise determined by the Member, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Member may be from time to time prescribed.

20.Other Business.

Notwithstanding any duty (including fiduciary duty) otherwise existing at law or in equity, the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

21.Exculpation, Indemnification and Advancement

(a)To the fullest extent permitted by applicable law, no Indemnitee (as defined below) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnitee (as defined below) by this Agreement. To the fullest extent permitted by law:

(i)the Member and the officers, directors (if any) and managers (if any) of the Company shall, and

(ii)employees of the Company or an affiliate of the Company may, upon approval of the Member (each of the persons listed in clause (i) and clause (ii), an "Indemnitee"),

be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason, as applicable, of its status as a Member of the Company or an officer, director, manager or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a Member of the Company or an officer, director, manager or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law.

(b)The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys' fees and disbursements) shall to the maximum extent that would be permitted under Delaware law, be advanced by the Company prior to the final disposition of such claim, upon receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 21(a).

(d)The indemnification, advancement and exculpation provided in this Section 21 is the for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification, advancement or exculpation for any other persons or entities.
22.Limitation of Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any director (if any) or manager (if any) of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or director or manager of the Company.

23.Assignments.

The Member may assign in whole or in part its limited liability company interest(s) in the Company with written notice to the Company. The transferee of a limited liability company interest in the Company shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart to this Agreement. If the Member transfers all of its limited liability company interests in the Company pursuant to this Section 23, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

24.Resignation.

The Member may resign from the Company at any time with written notice to the Company. If the Member resigns pursuant to this Section 24, a person may be admitted to the Company as an additional Member of the Company upon the written consent of the resigning Member and such person's execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a person is admitted to the Company as an additional Member of the Company in connection with the resignation of the Member pursuant to this Section 24, such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.

25.Admission of Additional Members.

Except as otherwise provided in Section 23, one or more additional Members of the Company may be admitted to the Company with the written consent of the Member. A person shall be admitted to the Company as an additional Member of the Company upon the written consent of the Member and such person's execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If additional Members are admitted to the Company as prescribed, all references to a "Member" herein shall be construed to refer to the "Members," unless the context would require a differing interpretation.

26.Dissolution.

(a)Events Requiring Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member to dissolve the Company,
(ii) at any time there are no members of the Company unless the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18- 802 of the Act.

(b)Bankruptcy. The bankruptcy (as defined in Sections 18-101(1) and18-304 of the Act) of the Member will not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)Wind-Up. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)Certificate of Cancellation. When all debts, liabilities or obligations of the Company have, in accordance with the Act, been paid and discharged, or adequate provisions have been made for their payment or discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Act will be executed by one or more authorized persons and filed with the Secretary of State of the State of Delaware. Upon such filing, the existence of the Company will cease. Subject to the Act, the Member will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

27.Separable Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

28.Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of law principles), all rights and remedies being governed by said laws.

29.Subject to All Laws.

The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

30.Amendments.

This Agreement may only be modified, altered, supplemented or amended by a writing executed and delivered by the Member.

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IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

SOLE MEMBER:

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:    /s/ Mathias Neuenschwander
Name: Mathias Neuenschwander
Title:    Managing Officer